EXHIBIT 99

                                           Rowan Companies, Inc.
News Release                                                                    2800 Post Oak Boulevard, Suite 5450
                                                        Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                      January 8,  2008
ROWAN COMMENTS ON ANNOUNCEMENT FROM STEEL PARTNERS

HOUSTON, TEXAS –  Rowan Companies, Inc. (NYSE: RDC) today commented on the announcement by Steel Partners that it intends to nominate three directors for election to the Company's Board of Directors at Rowan's 2008 Annual Meeting of Stockholders.

Daniel F. McNease, Chairman and Chief Executive Officer of Rowan, stated, "We have always maintained an open dialogue with all of our stockholders and have listened to the views expressed by Steel Partners in our conversations with them.  We are prepared to have a continuing and constructive dialogue with Steel Partners.  The Board of Directors regularly reviews the value inherent in the Company's business plan, and will continue to do so in a decisive and measured way.  While a lengthy and disruptive proxy contest is not a preferable course of action, the Company is prepared to do everything necessary to protect the interests of stockholders consistent with our goal of delivering high performance and long-term stockholder value."

About Rowan

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services.  The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company's stock is traded on the New York Stock Exchange.  Common Stock trading symbol: RDC.  Contact: William C. Provine, Vice-President – Investor Relations, 713-960-7575.  Website: www.rowancompanies.com

Additional Information and Where to Find It

Rowan Companies, Inc. (the "Company") and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company's 2008 Annual Meeting of Stockholders (the "Annual Meeting").  The Company plans to file a proxy statement with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting (the "2008 Proxy Statement").  Information regarding the names of the Company's directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company's proxy statement relating to the 2007 annual meeting of stockholders, which may be obtained free of charge at the SEC's website at http://www.sec.gov and the Company's website at http://www.rowancompanies.com.  Additional information regarding the interests of such potential participants will be included in the 2008 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2008 Proxy Statement for the Annual Meeting with the SEC, the Company will mail the definitive 2008 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting.  WE URGE INVESTORS TO READ THE 2008 PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain, free of charge, copies of the 2008 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC's website at http://www.sec.gov, at the Company's website at http://www.rowancompanies.com or by contacting Melanie M. Trent, Secretary, Rowan Companies, Inc., 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056-6189.